                                                       Registration No. 33-29292


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           __________________________

                         POST-EFFECTIVE AMENDMENT NO. 9

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           __________________________


                           COMVERSE TECHNOLOGY, INC.
                           -------------------------
             (Exact name of registrant as specified in its charter)

      New York                                    13-3238402
      --------                                    ----------
(State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

                 170 Crossways Park Drive, Woodbury, NY   11797
                 ----------------------------------------------
               (Address of Principal Executive Offices)  (Zip Code)

                        1984 Incentive Stock Option Plan
                             1987 Stock Option Plan
                             ----------------------
                           (Full title of the plans)

                                 Kobi Alexander
               Chairman of the Board and Chief Executive Officer
                           Comverse Technology, Inc.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                            ------------------------
                    (Name and address of agent for service)

                                  516-677-7200
                                  ------------
         (Telephone number, including area code, of agent for service)

                                   Copies to:

                             William F. Sorin, Esq.
                                823 Park Avenue
                            New York, New York 10021

This Post-Effective Amendment to the Registration Statement shall hereafter become effective in accordance with the provisions of Rule 464 of the General Rules and Regulations under the Securities Act of 1933, as amended.

PROSPECTUS
----------

                                 44,000 SHARES

                           COMVERSE TECHNOLOGY, INC.

                                  COMMON STOCK
                               __________________

          This Prospectus relates to an aggregate of 44,000 shares of Common Stock, par value $0.10 per share ("Common Stock"), of Comverse Technology, Inc. ("Comverse" or the "Company"), issuable upon the exercise of options which have been granted pursuant to the Company's 1987 Stock Option Plan and which may be offered for resale from time to time by the individuals hereinafter identified (the "Registering Shareholders") in their discretion and for their own respective accounts. It is anticipated that the Registering Shareholders will offer such shares at the prevailing prices in the over-the-counter market as at the date of each such sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registering Shareholders will be borne by them. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

          The Registering Shareholders, and any broker-dealers executing sale orders on behalf of the Registering Shareholders, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and commissions received by such broker-dealers may be deemed to be underwriting compensation under the Securities Act.

          The Common Stock is traded in the over-the-counter market and is regularly quoted on the NASDAQ National Market System with the trading symbol CMVT. On November 9, 1995 the closing price of the Common Stock as reported by the NASDAQ National Market System was $24-1/4 per share.

                             _____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

               The date of this Prospectus is November 13, 1995.
                             _____________________

          No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Registering Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof. Statements made in this Prospectus, unless the context indicates otherwise, are made as of the date hereof.

          This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any state to any person to whom such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy or information statements and other information filed by the Company can be inspected and copied at public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

          Information, as of particular dates, concerning the directors and officers of the Company, their remuneration, options granted to them under the stock option plans of the Company, the principal shareholders of the Company and any material interest of such persons in transactions with the Company are and will be disclosed in the proxy statements and annual reports of the Company filed with the Commission.

                           _________________________

                      DOCUMENTS INCORPORATED BY REFERENCE

          The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended;

      2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

      3. The description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987.

    All documents filed by the Company after the date of this Prospectus pursuant to Sections l3(a), l3(c), l4 and l5(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents). The Company will also promptly furnish on written request, without charge, a copy of its most recent Annual Report to Shareholders. Requests for copies of any such document should be directed to the Secretary of the Company, by mail addressed to Comverse Technology, Inc., 170 Crossways Park Drive, Woodbury, New York 11797, or by telephone at (516) 677-7200.

                                  THE COMPANY

      Comverse Technology, Inc., together with its subsidiaries, designs, develops, manufactures, markets and supports special purpose computer and telecommunications systems for multimedia communications and information processing applications. The Company's systems are used in a broad range of applications by fixed and wireless telephone network operators, government agencies, financial institutions and other public and commercial organizations worldwide. Through subsidiaries, the Company is also involved in the provision of computer design and consulting services, the operations of a telemessaging services bureau in Israel and capital market activities for its own account.

      Comverse was incorporated in the State of New York in October 1984. Its principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is (516) 677-7200.

                            REGISTERING SHAREHOLDERS

    The following table sets forth, as to each of the Registering Shareholders,
(i) his name and position with the Company, (ii) the number of shares of Common Stock beneficially owned by him prior to this offering, (iii) the number of shares which may be sold by him pursuant to this offering and (iv) the number of shares, and the percentage of the total number of shares issued and outstanding represented by such shares, beneficially owned by him assuming the sale of all shares which may be sold pursuant to this Prospectus:

                                                           Shares Beneficially
                            Number of Shares   Number of  Owned after Offering*
                           Beneficially Owned   Shares    ----------------------
Name and Position          Prior to Offering*   Offered     Number    Percent**
-------------------------  ------------------  ---------  ----------  ----------

Carmel Vernia
Chief Operating Officer               211,248     40,000    171,248*         ***

Igal Nissim
Chief Financial Officer                 7,000      2,000      5,000*         ***

John H. Friedman
Director                                2,000      2,000        - *          ***

_____________________
* With the exception of 8,748 shares held by Mr. Vernia, consists entirely of shares issuable upon the exercise of stock options. Does not include 62,500, 25,000 and 5,000 shares issuable to Messrs. Vernia, Nissim and Friedman, respectively, upon the exercise of stock options which become exercisable more than 60 days after the date hereof.

** Based on 21,266,527 shares issued and outstanding on November 9, 1995, excluding, except as otherwise noted, shares issuable upon the exercise of stock options.

***  Less than one percent of total shares outstanding.

                              PLAN OF DISTRIBUTION

     The Registering Shareholders have advised the Company that they intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing in such market at the time of sale. The Registering Shareholders may also sell all or any portion of such shares from time to time in private transactions. Any such transactions may be effectuated directly or through broker-dealers, who may act as agent or as principal. The Registering Shareholders, and any broker-dealers participating in such transactions, may be deemed to be underwriters within the meaning of the Securities Act.

     Broker-dealers participating in such transactions as agent may receive commissions from the Registering Shareholders or from the other parties to the transactions. Usual and customary brokerage fees will be paid by the Registering Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale. Any commissions paid or any discounts or concessions allowed to such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received by them on the resale of such shares, may be deemed to be underwriting compensation within the meaning of the Securities Act.

     The Company will receive no part of the proceeds of any sales of shares made hereunder, except insofar as the amount due to the Company upon the exercise of any stock option in payment of the purchase price of the underlying shares may be deemed to be paid to the Company out of the proceeds of the sale of such shares hereunder.


                                 LEGAL MATTERS

     Legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 25,000 shares of Common Stock issuable upon exercise of stock options.


                                    EXPERTS

     The consolidated financial statements of Comverse and its subsidiaries included in Comverse's Annual Report on Form 10-K for the year ended December 31, 1994, which has been incorporated herein by reference, have been audited by Deloitte & Touche L.L.P., independent certified public accountants, whose reports are also incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Information Incorporated by Reference.
           -------------------------------------

      There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      (b) All other reports and other documents filed by the Company pursuant to Section l3(a) or l5(d) of the Exchange Act since December 31, 1994; and

      (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated March 16, 1987, filed pursuant to
Section 12(b) or (g) of the Exchange Act.

      All documents filed by the Company pursuant to Sections l3(a), l3(c), l4 and l5(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.
           -------------------------

      Not applicable.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

      Counsel for the Company, William F. Sorin, 823 Park Avenue, New York, New York 10021, has rendered an opinion to the effect that the Common Stock offered hereby will, when issued in accordance with the Company's 1987 Stock Option Plan, be legally and validly issued, fully-paid and nonassessable. Mr. Sorin is an officer and director of the Company and the beneficial owner of 25,000 shares of Common Stock issuable upon exercise of stock options.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

      The Company has included in its Certificate of Incorporation, pursuant to
Section 402(b) of the Business Corporation Law of the State of New York, a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

      The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.


Item 7.    Exemption from Registration Claimed.
           -----------------------------------

      Not applicable.

Item 8.    Exhibits.
           --------

           Exhibit
Item       Number            Description
----       ------            -----------

 4. Instruments defining the rights of security holders, including indentures:

          4(A) Excerpts from certificate of incorporation, as amended.*

          4(B)           Excerpts from by-laws, as amended.**

          4(C)           Specimen stock certificate.**

          4(D) Indenture dated as of November 30, 1993 from Comverse Technology, Inc. to The Chase Manhattan Bank, N.A., Trustee.***

          4(E) Specimen 5-1/4% Convertible Subordinated Debenture due 2003.***

          10(K)          1984 Incentive Stock Option Plan.****

          10(ddd)        1987 Stock Option Plan.**

 5.       5              Opinion of William F. Sorin, Esq.*****

15.                      Not Applicable.

23.      23.1            Consent of legal counsel included in Exhibit No. 5.

         23.2            Consent of Deloitte & Touche.*****

24.      24              Powers of attorney included in signature page.

28.                      Not Applicable.

99.                      Not Applicable.

(Footnotes appear on following page)

(Footnotes to exhibit table on preceding page)

* Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1994. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1992. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

*** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1993. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

**** Incorporated by reference to Exhibits filed with Registration Statement on Form S-1 under the Securities Act of 1933, Registration No. 33-9147. Exhibit number shown is the Exhibit number of the document as filed with such Registration Statement.

*****Filed with this Post-Effective Amendment.


Item 9.        Undertakings.
               ------------

     (a) (1) The Company undertakes to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a posteffective amendment by those clauses is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) The Company hereby undertakes that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 13, 1995.

                                    COMVERSE TECHNOLOGY, INC.


                                    By:  S/ KOBI ALEXANDER
                                         ----------------------
                                         Kobi Alexander, President,
                                         Chairman of the Board
                                         and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/S/Kobi Alexander     President, Chairman of the Board,        November 13, 1995
----------------      Chief Executive Officer and Director
Kobi Alexander        (principal executive officer)



/S/Igal Nissim        Vice President-Finance and-              November 13, 1995
-------------         Chief Financial Officer
Igal Nissim           (principal financial and
                      accounting officer)



/S/Sam Oolie    *     Director                                 November 13, 1995
----------------
Sam Oolie


/S/William F. Sorin*  Director                                 November 13, 1995
-------------------
William F. Sorin


/S/Yechiam Yemini   * Director                                 November 13, 1995
--------------------
Yechiam Yemini


*  By:  S/Kobi Alexander
        -------------------
        Kobi Alexander
        Attorney-in-Fact

                               INDEX OF EXHIBITS

        Exhibit
Item    Number   Description
------  -------  -----------
 4.              Instruments defining the rights of security holders, including indentures:

          4(A)   Excerpts from certificate of incorporation, as amended.*

          4(B)   Excerpts from by-laws, as amended.**

          4(C)   Specimen stock certificate.**

          4(D) Indenture dated as of November 30, 1993 from Comverse Technology, Inc. to The Chase Manhattan Bank, N.A., Trustee.***

          4(E)   Specimen 5-1/4% Convertible Subordinated Debenture due 2003.***

         10(K)   1984 Incentive Stock Option Plan.****

         10(ddd) 1987 Stock Option Plan.**

 5.       5      Opinion of William F. Sorin, Esq.*****

15.              Not Applicable.

23.      23.1    Consent of legal counsel included in Exhibit No. 5.

         23.2    Consent of Deloitte & Touche.*****

24.      24      Powers of attorney included in signature page.

28.              Not Applicable.

99.              Not Applicable.

_______________________

* Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1994. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

**   Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1992. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

*** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1993. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

**** Incorporated by reference to Exhibits filed with Registration Statement on Form S-1 under the Securities Act of 1933, Registration No. 33-9147. Exhibit number shown is the Exhibit number of the document as filed with such Registration Statement.

*****Filed with this Post-Effective Amendment.